EXHIBIT 3.2

TNMP BYLAWS AMENDMENT

On June 6, 2005, the sole shareholder of TNMP adopted the following amendment to the TNMP Bylaws:

“Amends and otherwise modifies the Existing TNMP Bylaws so as to permit this instrument [the Omnibus Written Actions by Sole Directors and/or Sole Shareholder/Member in Connection with the Acquisition by PNM Resources, Inc. of TNP Enterprises, Inc.] to take effect in accordance with its terms and without necessity for further notice to, or act or approval of, the shareholder or director(s) of TNMP”